 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:   November 14, 2007

BORGWARNER INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-12162 (Commission File No.)	13-3404508 (IRS Employer Identification No.)

3850 Hamlin Road
Auburn Hills, MI 48326
(Address of principal executive offices)

Registrant=s telephone number, including area code:
(248) 754-9200

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01            Entry into a Material Definitive Agreement

    On November 14, 2007, the Board of Directors approved the modification of compensation paid to non-employee directors based on recommendations from the Corporate Governance Committee of the Board of Directors.  The Board of Directors believes the total compensation package is commensurate with other similarly situated public companies and aligns director and stockholder interests.

    Effective January 1, 2008, the annual cash retainer paid to non-employee directors will be increased from $40,000 to $55,000, paid in monthly installments and the annual value of the equity compensation paid to non-employee directors will be increased from $55,000 in restricted stock to $86,000 in restricted stock of the Company.  The equity compensation to be paid to non-employee directors shall be $258,000 of restricted stock granted at the outset of each term, with restrictions expiring one-third on each anniversary of the grant during the three-year term.

    The participation and attendance fees for board and committee meetings and Chairperson fees for committee participation, attendance and leadership will remain unchanged.  Expenses associated with meeting attendance will continue to be reimbursed and all other aspects of non-employee director compensation will remain unchanged.  The Company's expectation of non-employee director stock ownership will be increased from two times the annual retainer to three times the annual retainer.

Item 5.03              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

    On November 14, 2007, the Company’s board of directors, upon the recommendation of the Corporate Governance Committee of the board, approved and adopted the following amendments to the Company’s By-Laws (“By-Laws”):

•
Article II, Section 8 of the By-Laws was amended to change the voting standard for the election of directors from a plurality to a majority voting standard in uncontested elections.  Under the new majority voting standard, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.  Directors will continue to be elected by plurality vote at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in Article II, Section 7(A) of the By-Laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day before the date the Corporation first mails its notice of meeting for such meeting to the stockholders.

•
Article II, Section 7 (A)(2) of the By-Laws was amended to require that stockholder nominees will, if elected, immediately thereafter tender an irrevocable resignation letter effective upon: (i) failure to receive the required vote for re-election at the next meeting where the director stands for re-election; and (ii) upon acceptance of the resignation by the board.

The amendments to the By-Laws are effective November 14, 2007.  The amended and restated By-Laws are attached hereto as Exhibit 3.1.

Item 8.01              Other Events

(a)           In connection with the By-Law amendments referred to in Item 5.03 of this Form 8-K, the Company’s board, upon the recommendation of the Corporate Governance Committee of the board, approved and adopted the following amendments to the Company’s Corporate Governance Guidelines (“Guidelines”) effective November 14, 2007:

•
The Guidelines were amended to provide that a director who fails to receive the required number of votes for re-election in accordance with the By-Laws shall offer to resign.  In addition, the director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation.  The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

•
The Guidelines were also amended to provide that the Board shall nominate for election or re-election as directors only candidates who agree to tender, following the annual meeting at which they are elected or re-elected as directors, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election and (ii) Board acceptance of such resignation.  In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the Guidelines.

(b)           On November 14, 2007, the Company’s board of directors announced the authorization and approval of a two-for-one stock split effected in the form of a stock dividend on the Company’s common stock, par value $0.01 per share.  To implement the stock split, shares of common stock will be issued on December 17, 2007 to all shareholders of record as of the close of business on December 6, 2007.  The stock split will increase the Company’s outstanding shares of common stock from approximately 58 million to approximately 116 million.

In addition, on November 14, 2007 the Company’s board of directors announced the authorization and approval of a cash dividend on all the Company’s issued and outstanding post-split shares of common stock of $0.11 per share.  The cash dividend will be paid February 15, 2008 to stockholders of record as of the close of business on February 1, 2008.

For more information regarding the stock split and the cash dividend, see the Company’s press release dated November 14, 2007 which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits

(c)   Exhibits

            3.1     Amended and Restated By-Laws of BorgWarner Inc.

           99.1    Press Release dated November 14, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BORGWARNER INC.

/s/ John J. Gasparovic
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John J. Gasparovic
Vice President, General Counsel & Secretary

Dated: November 14, 2007